Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 28, 2013 / 02:00PM GMT

OVERVIEW:

Co. reported 4Q12 revenues of $399.3m and 4Q12 adjusted EPS of $0.67. Expects FY13 revenue to be $1.63-1.70b and diluted adjusted EPS to be $2.40-2.60.

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Mollie Hawkes FTI Consulting, Inc. - IR and Communications Manager

 Jack Dunn FTI Consulting, Inc. - President and CEO

 Roger Carlile FTI Consulting, Inc. - EVP and CFO

 Dennis Shaughnessy FTI Consulting, Inc. - Chairman of the Board

 David Bannister FTI Consulting, Inc. - EVP and Chairman of North America

CONFERENCE CALL PARTICIPANTS

Tim McHugh William Blair & Company - Analyst

Bill Sutherland Northland Capital Markets - Analyst

Ato Garrett Deutsche Bank - Analyst

David Gold Sidoti & Company - Analyst

Randy Reece Avondale Partners - Analyst

PRESENTATION

Operator

Good day and welcome to the FTI Consulting fourth-quarter and full-year 2012 earnings conference call. As a reminder, today’s call is being recorded.

Now, for opening remarks and introductions, I would like to turn the conference over to Ms. Mollie Hawkes of FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting, Inc. - IR and Communications Manager

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s fourth-quarter and full-year 2012 results, as reported this morning. Management will begin with formal remarks, after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results, and performance expectations; plans or intentions related to financial performance, acquisitions, business trends, and other information or other matters that are not historical, including statements regarding estimates of our future financial results.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our most recent Form 10-K and our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures, such as adjusted EBITDA, adjusted segment EBITDA, and adjusted earnings per share. For a discussion of these non-GAAP financial measures, as well as our reconciliation of these non-GAAP financial measures, to the most recently comparable GAAP measures, investors should review the press release we issued this morning.

With these formalities out of the way, I would like to turn the call over to Jack Dunn, President and Chief Executive Officer of FTI Consulting. Jack, please go ahead.

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting, Inc. - President and CEO

Thank you, Mollie. And thank you and welcome to everyone for joining us today. With me on the call from FTI are Dennis Shaughnessy, our Chairman; Roger Carlile, our Chief Financial Officer; and David Bannister, our Chairman of North America.

This morning, we announced our fourth-quarter and year-end 2012 results. By now, I hope all of you have had a chance to review them. If not, as Molly said, they can be found at wwwfticonsulting.com for your convenient reference.

For the quarter, revenues increased 2% to a fourth-quarter record of $399.3 million. Adjusted earnings per share were $0.67, and adjusted EBITDA was $68.1 million, or 17% of revenues. Cash collections were at record levels, even significantly exceeding our record revenues for the quarter. For the year, revenues increased 1% to $1.58 billion compared to $1.57 billion in the prior-year period. Adjusted earnings per share were $2.30 and adjusted EBITDA was $251 million, or 16% of revenues.

Most importantly, I think, the quarterly results set the stage for the launch of our 31st year. And, as has become our custom, rather than regurgitate the press release, we’ll briefly give a few thoughts on what we believe are the key takeaways from the quarter and the year, turn it over to Roger to discuss some of the financial events that we had in the fourth quarter, and then, most importantly, turn it over to you for your questions.

Increasingly, as we grow from a collection of great professionals and gold standard practices into one firm, the keys to that growth will be our ability to operate globally and respond with industry expertise. In short, we need to be able to respond to hot markets with solutions wherever they occur. There is no greater demonstration of this than in our fourth quarter.

From a geographic perspective, we realized revenue increases in each of our geographic regions. In Latin America, revenues grew 8% year-over-year. Revenues were driven by another strong quarter from the Forensic and Litigation Consulting team in South America, particularly in Brazil where our construction industry practice saw strong growth as Brazil’s government recognized the urgent need to improve the country’s infrastructure. The 2016 Olympics and 2014 World Cup will happen in a country where only 14% of roads are paved, and the World Economic Forum ranks Brazil’s quality of infrastructure 104 out of 142 countries surveyed.

Looking ahead, Brazil’s urgent infrastructure needs should provide ample opportunities for FTI Consulting. Over the next two years, the Brazilian government will spend $80 billion, or 1% of GDP a year on infrastructure as part of its growth acceleration program. We also saw nearly a 150% year-over-year improvement in Mexico that was largely driven by contributions from our Forensic and Litigation segment.

In Asia-Pacific, revenues increased 5% year-over-year. Revenues were driven by double-digit increases in Australia, China, and Singapore. We remain very active in corruption investigations in areas like reverse mergers and investor fraud investigations in China. Corporate Finance/Restructuring also benefited from the acquisition of KM Q in Australia, adding 70 professionals with significant experience in energy, real estate, and healthcare.

Our Technology business also began to realize a return on our investments in its Sales and Marketing team in the region, with new matters almost doubling during the quarter. In Europe, the Middle East, and Africa, or EMEA, revenues increased 7% year-over-year. Revenues were largely driven by contributions from our Global Risks and Investigations practice in the United Kingdom, and of course, our unparalleled Economics practice.

Our Strategic Communications business benefited from significant retainer wins in the energy industry, and saw double-digit year-over-year increases in France, Germany, Belgium, Russia, and the United Arab Emirates. In North America, revenues improved slightly year-over-year, with Corporate Finance/Restructuring leading the way with almost 14% revenue growth, including — I hope people saw yesterday — the job that we did for the city of Philadelphia. I think we’ve discovered a pretty good formula for being able to help municipalities look at their expenses, make significant cost savings, and without the cost of jobs. So I urge you to look at that as a template for other jobs that we can do in that area.

In Economic Consulting, frankly, and especially its compass lexicon practice, we are beginning to exhaust our supply of superlatives to describe their performance. On the industry expertise front, while we are relatively new to the game, the results have been so encouraging that I think they represent a real vision of the possibility for our future.

For example, in healthcare, we now have over 195 professionals with approximately $95 million in revenues and aggressive plans to grow the business. We serve broadly across the spectrum from nonprofit hospital turnaround and operational improvement to strategic advice, M&A, and data analytics. In energy, we have an intersegment practice that is active in over 65 energy matters, ranging from shale gas fracking, on behalf of major international energy companies, to drilling rights disputes in the Eastern Mediterranean.

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

We now have more than 100 professionals firm-wide dedicated to this practice, with over $130 million in revenues from major energy clients that include energy companies, natural resources companies, utilities, pipeline, oil field equipment and services clients, and others. Our Telecommunications, Media, and Technology practice includes a group of 62 professionals and very profitable revenues of over $50 million. Recently, the entertainment facet of the practice was augmented by the acquisition of the Salter Group, the preeminent entertainment valuation firm headquartered in Los Angeles, California.

In Insurance, we have 30 professionals offering a full range of insurance consulting services, including actuarial, financial, underwriting, and claims for property and casualty, life, health, and pension. We have significant revenues in the area, and are expanding to address Latins in the United Kingdom and Latin America, and increase our expertise in the area of predictive analysis and business continuity.

As we mentioned, we also have specialties in areas such as construction, real estate, and financial institutions. One of our real wins has been our Global Risk and Investigations practice, where we have over 150 professionals in 13 countries on five continents serving 400 clients in over 800 matters worldwide. Recently, we added 15 professionals in London as a group hire to complete our geographic footprint, and have been dubbed by the Economist Magazine as simply, quote, “the best in the business.”

While prospects in these industries may not be limitless, they certainly are attractive enough to keep us very busy for a long time. Finally, I think I should mention a word about M&A. While it is not a segment, or even a virtual discrete practice for us, it is the second largest driver of business in our Company and can literally impact every facet of the firm.

As you are all aware, we have seen a flurry of M&A activity in 2013, with our Economic Consulting group seeing its repository of potential M&A mergers as the highest levels in the history of the Company. M&A is the most easily identifiable growth catalyst for our business, with the potential to drive approximately 10% or more of total revenues as it touches each of our business segments.

Economic Consulting has first look and regulatory approval services. Technology performs high-margin second request work; and Strategic Communications is employed for communications support throughout the M&A cycle. Corporate Finance/Restructuring is engaged for due diligence on merger integration; and Forensic and Litigation Consulting does potential investigations and post-acquisition disputes.

While it is still early innings, the pickup in transaction activity in just the first six weeks of the year leaves us optimistic about M&A. At mid-month, M&A activity has more than tripled, reaching a level of $182 billion compared with $58 billion at this time last year.

Turning to our fiscal 2013 outlook, our plan is to focus on organic growth and collect our cash. We will use that cash to continue our stock repurchase program and to pursue tuck-in acquisitions where they are provided as an opportunity. Based on current market conditions, the Company estimates that revenues for the year will be between $1.63 billion and $1.7 billion, and diluted adjusted earnings per share be between $2.40 and $2.60. As always, this is organic growth and does not include acquisitions or share repurchases.

Now, I’ll turn it over to Roger. Roger?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Thanks, Jack. Under — regarding the impairment charge that Jack mentioned, under Generally Accepted Accounting Principles, we’re required to consider the book value of such assets annually. This is a point-in-time analysis using standard business valuation methods. And at FTI Consulting, we perform this analysis annually on October 1st of each year.

As a result of this annual task, we recorded a $110.4 million non-cash, pretax charge to reduce the book value of goodwill associated with our Strategic Communications segment. The impairment is a non-cash charge and does not affect the Company’s operations, cash flows, liquidity, or debt covenants.

In the quarter, we also completed a series of debt refinancing transactions, which increased our access to capital and extended our debt maturities at lower interest rates. And, as a result of these actions, in conjunction with our retirement of our 2012 notes in July of last year, we ended the year with $73.9 million less debt and no borrowings under our $350 million senior secured bank credit facility.

As noted in the press release as well this morning, our cash collections during the quarter were $461 million, with a record $185 million collected in December. Our cash and cash equivalents were $156.8 million at December 31, 2012. For the year, our net cash provided by operating activities was $120.2 million, which included the effect of our accelerating approximately $25 million of bonus payments into 2012 from 2013. And as a result, our 2013 cash from operating activities will be benefited by the lack of these same payments. Currently, we anticipate net cash provided by operating activities for 2013 to range between $175 million and $200 million, and we anticipate capital expenditures for the year to range between $31 million and $37 million.

And with that, Jack, I’ll turn the call back to you.

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting, Inc. - President and CEO

Thank you. Just a quick comment that, while it’s a technical matter and certainly a market conditions matter, we were forced to take the action that we did with regard to the goodwill impairment, has not dampened our enthusiasm for that business, our belief in our people. It has been a fundamental key of our expansion around the globe. And there are significant number of our largest matters in the history of our Company that we would not have had without that very valuable asset.

So, with that, we’d like to turn it over to your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Tim McHugh, William Blair.

Tim McHugh - William Blair & Company - Analyst

First, Jack, can you just give us those numbers again? And, I guess, I just wanted to clarify what those numbers were related to M&A that you said thus far this year has almost tripled. Is that your revenue that you guys are getting out of M&A-related projects?

Jack Dunn - FTI Consulting, Inc. - President and CEO

No. No. What I said was that the volume of deals in the marketplace has tripled to up to, I think, over $150 billion this year in the first six to eight weeks of the year. (multiple speakers)

Tim McHugh - William Blair & Company - Analyst

Okay. And (multiple speakers) —

Jack Dunn - FTI Consulting, Inc. - President and CEO

As a reference point for — it looks to us like there’s going to — and that, combined with the fact that we have a large number of projects that we’re looking at on an exploratory basis for our clients, indicates to us that there’s a good opportunity for it to be a very vibrant market this year.

Tim McHugh - William Blair & Company - Analyst

Okay. And then, I guess, just to dig in on that, have you actually seen that — I guess you mentioned the exploratory projects for — I’m assuming that’s for Economic Consulting. Are you seeing it flow through to the other parts of the business yet? Or is this more just an encouraging sign that you would hope later in the year will translate to the rest of the business?

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting, Inc. - President and CEO

Right now, it’s a very encouraging sign and we’re certainly seeing it being realized in the Economic Consulting group. Typically, they would be the tip of the spear. And that, as we get into more deals coming to fruition, you would see the second request that would tip over into the Technology business. You would see the Restructuring and Corporate Finance people get the due diligence assignments and the transaction support business. So it would flow through the Company in that kind of direction.

Tim McHugh - William Blair & Company - Analyst

Okay. And as we look at the type of M&A, is it right — the strategic M&A is better for you than kind of the LBO type of activity or (multiple speakers) —?

Jack Dunn - FTI Consulting, Inc. - President and CEO

Yes, historically, (multiple speakers) strategic M&A has been the place where more approval is required, because you have the impacts from — in terms of the Justice Department and the organizations that have to approve people in the same industry or look at the antitrust impact. But, increasingly, one of the things that we’re seeing is that portfolio of companies in PE firms are doing strategic acquisitions of their own. So I think there’s — you know, we’ve seen that just recently, so that will probably be — portend good for FTI as well.

Tim McHugh - William Blair & Company - Analyst

Okay. And then on the Economic — or, I’m sorry, the Electronic Discovery business, can you remind us where we’re at now at year-end with the two large engagements that have been a headwind for that business this past year? Can we see better growth in ‘13? Or will they continue to be a headwind?

Jack Dunn - FTI Consulting, Inc. - President and CEO

Well, I think the comparisons — the good news is that some of those jobs are continuing to wind down and still have an impact in our Company. We are doing a pretty good job — as we’ve mentioned, we’ve made investments in the sales efforts in that area. We picked up a couple of new ones. But they would still represent a significant number of revenues for us to replace during the year.

Tim McHugh - William Blair & Company - Analyst

Okay. And then, just one more, and I’ll jump off. The size of the success fees for the Restructuring business you mentioned in the press release — how significantly did that increase, I guess?

Jack Dunn - FTI Consulting, Inc. - President and CEO

Roger, you want to answer that one?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Yes. Quarter over quarter, the success fees in corporate recovery — or Corporate Restructuring and Finance were about $3.5 million greater. So they weren’t substantially greater. I think we should say, because we’ve had the question many times, that the Lehman fee did come in, in the fourth quarter. We weren’t sure at the time, the last time we spoke, if that would be fourth-quarter or first-quarter, but it did occur in the fourth-quarter of 2012.

Tim McHugh - William Blair & Company - Analyst

Okay. Thank you.

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

Operator

Tobey Sommer, SunTrust.

Unidentified Participant

This is Frank in for Tobey. Quick question. In terms of the environment for hiring and attrition, can you comment on what your plans are for hiring and what attrition has been like lately?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman of the Board

Yes. It’s Dennis, Frank. The environment, I don’t think has changed very dramatically over the last six to nine months. I think our plan for hiring is, clearly, we are hiring aggressively either through group hires, as Jack referred, or through tuck-in acquisitions in strategic parts of the world.

So we’re bringing a lot of people on in Australia. We’re bringing people on down in Brazil, Mexico, over in the UK in our group practice. We are bringing more industry expertise into the Company, specifically in some of the areas that Jack talked about. Our turnover at the top has been negligible, if almost nothing. And our turnover sort of in the bottom third, the younger people, has not seen any significant either increases or decreases from our prior history.

Unidentified Participant

Okay, great. And you performed very well in Econ. And just wanted to know how much you think is share gain versus the market versus change in mix of pricing? If you could give us some of the underlying drivers of the Econ group’s performance, that’d be great.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman of the Board

Well, I think — it’s Dennis again. I think they do have — I mean, we do have, in our opinion, the premier operation there around the world. I think we are benefiting from almost all three of the areas you touched on.

Number one, we probably have gained share in certain areas. I think we’re gaining share in, certainly, competition. We’re gaining share in complex financial litigation. And we’re gaining share geographically through our South American operation. And especially over in Europe, they had an excellent year over there. We do have pricing power, so we have been able to increase rates.

And, finally, I think Jack said it fairly clearly — our backlog there, especially on the competition side, is as large as I’ve ever seen it, and it is now starting to activate. And I think, as you see these companies starting to pull the trigger, we will be very busy in liaison with the US government in Washington and with Brussels. So we anticipate the second half of this year, once all of the political noise dies down, that if, in all honesty, about 20% of the retentions that we have right now actually activate and go forward, they’re going to be extremely busy. So the answer to your question is all three.

Unidentified Participant

Okay, great. And then, finally, you mentioned, I think, 14% revenue growth in restructuring. What are you seeing there? Is it still a strong pipeline? Or is there some tail to be expected?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman of the Board

Well, I think I’d turn it over to Dave Bannister, who is literally sitting in our Annual Restructuring Summit that we host for the industry. David, what’s the word out there?

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

David Bannister - FTI Consulting, Inc. - EVP and Chairman of North America

Yes. Thank you, Dennis. We have about 80 of our Restructuring professionals gathered here for an Annual Conference, and we’ll be joined by about 300 clients, primarily the leading figures in the Restructuring industry — lawyers, bankers, hedge funds, and so forth. I would say that the general feeling is that the default rate, which is now running about 3% in the high yield issuance, is lower than average and will probably remain lower than average for the balance, certainly, of this year. The liquidity in the market would drive that more than anything, but, also, we have a reasonable economic outlook.

On the other hand, and something we have not focused on in the past, is the overall scale of the market. The scale of subprime issuance of a debt that it would be the type that might go into default, is almost exactly double what it was five years ago. So the size of the opportunities that are out there, the number — the sheer number of opportunities is much greater. So, it’s simple math. If you took 3% of twice as much, it’s a bigger market opportunity than having the default rate go from 3% to 4% on a smaller opportunity.

So I think people are — generally, will think it won’t be a banner year, but it will be a solid year. Many of us saw, for example, yesterday the JCPenney announcement where they announced comp store sales down something like 40%. So there’s still some trouble out there in the economy, and I suspect our folks will get their fair share of it. Dennis?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman of the Board

No, I mean, I would reiterate that. I think our people are on record as having concerns about certain segments of the retail industry. Some of those segments have been levered and re-levered again. And they’re not reporting either good comps, or some of their creditors are getting very concerned because, in all honesty, big-box real estate is not the most easy thing to use to defease debt.

So I think that’s certainly a sector. So you might see, along the lines of what David said, just given the scale, you might see certain sector weakness in the face of maybe an overall rising economy, but certain secular weakness that could contribute to at least industry pops in Restructuring business. And I think, clearly, you cannot have the velocity of capital that is moving into areas in Asia and Latin America be digested 100% efficiently.

So we are adding significant strength in our Restructuring business out in Asia. And we are not doing that in anticipation that they won’t be busy. And we are now insinuating assets in Brazil, anticipating that, again, while there are tremendous opportunities on the infrastructure build side, there’s going to be excesses there, there’s going to be inefficiencies that are going to need our help to restructure and sort out. So we would anticipate over the next two to three years sort of a wealth of opportunity, not only on a pro-cyclical side in Brazil, but also on a restructuring side.

Unidentified Participant

All right. Great. Thank you very much,.

Operator

Bill Sutherland, Northland Capital Markets.

Bill Sutherland - Northland Capital Markets - Analyst

(multiple speakers) Hey, Jack. Restructuring, can you give us a sense on the dimension of that part of the Corporate Finance revenue line at this point? Both — if you could give it to us maybe globally and then in the US. I’m just trying to get a sense of the mix there. And then, associated with that, to what degree — I mean, you talk about the global opportunity ,and I’m curious to what degree you can move resources as needed to where the demand warrants it in that area.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman of the Board

I’ll start. It’s Dennis, Bill. We don’t break out, obviously, every line of service item there. Far and away, classic restructuring is the largest driver of the business and that would also be the case globally.

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

The other segments are transactional support, which, as Jack said, tends to be support work done in the front of capital flows or in the middle or post-integration type of deal work. We do have a healthcare practice that — part of the healthcare practice that Jack talked about is housed in Corporate Finance. But, again, in Europe, it would predominantly be a Restructuring business with some transaction support. Asia, without a doubt, it would be a Restructuring business. I would say, globally, the classic restructuring would be north of 60% of all the revenues there.

Bill Sutherland - Northland Capital Markets - Analyst

Okay. That’s helpful. Thanks.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

You know, on your second question about moving resources around, I think the key to our business is that we have the people in area. The reason we’re the — not too presumptuous to say, one of, if not the most successful in Latin America is because we have resources there. We have taken the trouble to build a business down in Brazil.

In Europe, we are the next of the big four; we’re probably the biggest presence there in the London market. So it’s key to us to have the people in, because the people that don’t succeed at it are the ones that try to fly in and do the work, and it just doesn’t work as a very good formula.

Bill Sutherland - Northland Capital Markets - Analyst

Okay. Switching over to FLC just for a minute, I wanted to get a sense of the revenue trend there. In terms of decline in the year just ended, in the fourth quarter in particular, how much of that was, would you call rightsizing? And then what do you — how should we think about that line within the ‘13 guidance in terms of revenue? And also kind of curious about the margin recovery there, potentially?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman of the Board

Yes, Roger, why don’t you take that?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

All right. Thank you. I think, if you look at FLC, it’s a mixture. As we noted in the press release and Jack’s comments, that that business, particularly in North America, continues to face some headwinds in the areas that we deal mostly with — you know, US federal or other kinds of similar international government investigations. This is something we look forward to turning around, as you get through the election and you get various regulators confirmed into new positions and things change.

But — so it’s a mixture. There’s obviously, from the reductions, the special charge that was taken earlier in the year, you have a small amount of revenue reduction related to that. But, most importantly, they’re dealing with the headwinds, mostly in the North America market, mostly in their forensic, accounting, and investigations business.

Bill Sutherland - Northland Capital Markets - Analyst

And do you expect — I mean, not to get into too much detail, but directionally, what should we sort of expect in ‘13?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Well, I think we’re looking for — as I said, we’re looking for that business, that particular part, the US-focused, forensic, accounting, and investigations business to improve, as we get Mary Jo White and others confirmed in the SEC, and those organizations and institutions maybe get back to a bit more normal activities than they did in the mid to latter part of 2012.

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

Jack Dunn - FTI Consulting, Inc. - President and CEO

We also have been — we’ve been fortunate to be retained in some engagements that have gotten quite notable publicity that would be post-merger type of disputes or accounting disputes around deals that have the potential — they’re brand-new retentions, but they have the potential to be extremely big because they’re very large transactions.

Bill Sutherland - Northland Capital Markets - Analyst

Okay. Good. And then, I guess, in Tech, just a little bit, perhaps, in terms of how you see your new product offering developing this year. How is the market? I know you just introduced the predictive coding and related solutions. Where is the market headed, do you think, or how fast is it adopting that?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman of the Board

Well, I think, I’ll refer to the industry — Gartner obviously feels the market is going to get there a lot faster than maybe some of the practitioners do. But I think, without a doubt, just given the continued proliferation of electronic data, there has to be a way of more efficiently capturing and managing the need to understand what you have and, two, to produce it. So I think our feeling is strongly that predictive coding will be embraced.

There could be debates about how quickly it’s going to be embraced. And again, a lot of it is going to depend upon the receptivity of it by judges in courtrooms, but I think, without a doubt, it’s here; it’s not going away. And we think that our offering represents the beginning of a good first step for people to start to embrace it and use it. So I think the initial feedback we’re getting back from people confirms that thesis. And our feeling is that this is a first step in predictive coding, which will be followed by many, many applications; hopefully, most generated by us.

Bill Sutherland - Northland Capital Markets - Analyst

So I guess what you’re saying, Dennis, is the new business that you start to get helps to offset the decline in those two clients has been (multiple speakers) —?

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman of the Board

Sure. I mean, I think the offset will be decline across the solutions offering. So, I mean, we, without a doubt, are starting to get some initial feeling of what second request might look like on some of these large M&A’s, as some of the clients get closer and closer to pulling the trigger on them. So, I mean, that’s very intense business. It’s very profitable business. And, again, I think we’re positioned as well, if not better, than anyone to do that.

So we would anticipate, if we’re right on the increase in the M&A activity, especially in the second part of the year, that, vicariously, we’re going to get our fair share, if not more, of that business. We have several engagements that are growing. They are not of the size of the two that I think most people have referenced that we’ve been publicly outed on that are winding down. On the other hand, they are growing. And they are complex, and they have the opportunity to offset to a larger extent than maybe we originally thought some of the burn-off of the others.

But they know — we’re not trying to say we still don’t have headwinds. Those two assignments were massive. We were happy to have them, but now we have to replace them. So I think they’re going to be replaced across the board. They’ll be replaced by increased use of our technology, especially some of the new apps, but they’ll also be replaced by second request work and increased consulting offered on some work that we already have that’s starting to grow.

Bill Sutherland - Northland Capital Markets - Analyst

Okay. (multiple speakers)

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

David Bannister - FTI Consulting, Inc. - EVP and Chairman of North America

It’s Dave. If I may jump in for just for one second on this. One phenomena which I think you will hear us talk more and more about as the year progresses, is the increasing frequency of us being an installed provider in a client for a long period of time. Our sales force efforts and some of our larger merging engagements are really intended to be a long-term service provider to major companies that have ongoing litigation needs, not merely responding to a crisis or an event.

I don’t want to diminish the importance of crises or events or second requests or what have you, but I would say a larger and larger portion of our revenue is where we are embedded in a client and really acting as their partner on multiple matters over multiple years.

Jack Dunn - FTI Consulting, Inc. - President and CEO

Yes, to that vein, David, that’s a good point. I also would note that probably of the three largest potential matters we picked up in the back half of 2012 were all takeaways, as many of the largest matters we have in our history are, where — you know, in complicated stuff, we are still the gold standard of people who either fix it when it’s gone wrong, or get it right from the first time if you’ve been a prior client and you know that. So I think that’s also an encouraging sign because it really shows that, in the elephant hunting, we are the gold standard.

Bill Sutherland - Northland Capital Markets - Analyst

Great. And then so I guess what I’m taking away here is that those two biggies are largely going to wind down in the course of ‘13. Is that a good way to think about it?

David Bannister - FTI Consulting, Inc. - EVP and Chairman of North America

(multiple speakers) Yes, I think that’s — I think it’s fair — it’s Dave. The answer is yes. How — it doesn’t mean they will go away, but they will wind down to where they will not be a headwind. I think it would be aggressive, though, right now to forecast that we will replace all of that business to where the full year’s benefit of it will offset what we’ll lose this year. So I think this is more of a year of starting to build back growth, because you’re having to basically replace the aircraft carrier in your fleet and it takes a while to get that done.

Bill Sutherland - Northland Capital Markets - Analyst

Sure. No, I understand. Thanks, guys.

Operator

Ato Garrett, Deutsche Bank.

Ato Garrett - Deutsche Bank - Analyst

I just had one quick one that, again, relating to those two large engagements within the Technology segment. I believe the year-ago, you guys disclosed that there were about 40% or 44% of revenue within Technology. Can you — do we have a similar sizing of what the contribution was in the fourth quarter?

Jack Dunn - FTI Consulting, Inc. - President and CEO

They’re — I don’t — they’re of equal size for us as they work down. I don’t have the exact statistics on that. I don’t actually recall us disclosing that, but we may have. (laughter) But I don’t have that in front of me now. But they are still — the largest matters are still a significant amount of revenue.

Ato Garrett - Deutsche Bank - Analyst

Okay. Thank you.

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

Operator

David Gold, Sidoti.

David Gold - Sidoti & Company - Analyst

A couple of quick ones. On Strategic Communications, can you give a sense today for how much of that business is retainer versus episodic as things have changed?

Jack Dunn - FTI Consulting, Inc. - President and CEO

I’m sorry, Dave. State that question again.

David Gold - Sidoti & Company - Analyst

On the Communications business, there was a number out many years ago, before the world sort of changed it, how much of the business was retainer?

Jack Dunn - FTI Consulting, Inc. - President and CEO

Yes, I think — we think of it a bit — in terms of pure retained revenue, there are fewer retained relationships coming out of the financial crisis than there were heading into it. But still, looking at it now, in terms of the number of retained relationships and the level of recurring revenue where perhaps they’re no longer paying the monthly retainer, but they are — we have a steady level of recurring revenue from that relationship, that’s still approximately 70% of the revenue base.

David Gold - Sidoti & Company - Analyst

Got you. Okay. And then, quick one on Restructuring. Did you give — I don’t think I heard you give a number — if you can, it’d be helpful — as to what the Australian acquisition contributed during the quarter?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

I think we actually reported when we did the deal and it’s consistent — our expectation, it was consistent of about $5 million in revenue for the fourth quarter.

Jack Dunn - FTI Consulting, Inc. - President and CEO

But I think we had — it actually did not contribute much on an earnings basis because of the stamp tax that we had to pay out there, and all the closing costs of the deal now, we deducted in that quarter.

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Right.

David Gold - Sidoti & Company - Analyst

Yes. Got you. Got you. Okay. Perfect. And then one last one. I guess probably not a bad moment to give you the opportunity to remind us on how much of a step-down you expect in profitability between fourth-quarter to first-quarter from the increase in payroll taxes, et cetera.

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Well, I think it — as you know, we’ve said in the past, it ranges around 250 to 300 basis points, and it has ranged typically around, you know, say, $0.08 to $0.10 per share. So I think it would stay in those basic ranges. Obviously, we have some tax changes that are flowing through that we’re trying to make sure we understand those and what the impact of those will be.

David Gold - Sidoti & Company - Analyst

Got you. Perfect. Thank you much.

Operator

(Operator Instructions) Randy Reece, Avondale Partners.

Randy Reece - Avondale Partners - Analyst

The revenue guidance looked stronger than the implied profit margin guidance, and I was wondering how many different dynamics go into that equation?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

The revenue guidance — the implied profit margin is predominantly influenced by one area on the negative side and that’s Europe. Our margins are expanding in Latin America. They’re expanding in Asia, discounting the negative impact of the closing costs of the deal out there would have expanded. And they’re stable and, we think, have some ability to expand. They’re certainly holding their own in Economics in North America, in Restructuring, and actually our margin expanded in Strategic Communications.

The biggest, basically, drag on margin is Europe. And while we’re profitable across the board in all of our offerings there, we’re growing, and we’re able to expand, in some areas, the margin, such as in the Economic competition area. There is an overall margin pressure that we are not immune to, that I think most service businesses in Europe are dealing with. And so I think that we’re trying to be realistic. We’re obviously looking at costs very hard in Europe. We’re looking at alternative ways of delivering things in Europe.

But at the end of the day, the most profitable, high margin business for our Communications group, which represents about half of our revenues in Europe, is capital market’s work, and it just simply does not exist in Europe right now. It’s not there. We have a big backlog of people — clients who wish it would be there. But the fact of the matter is, it’s not there. So you start off with sort of one element that always gave you one of your biggest margin enhancements, and that’s the capital market’s work, and it’s not there.

Secondly, there is just general pressure on companies’ P&L’s over there, because they’re sitting in an environment that either, one, they’re experiencing negative growth or sideways growth, and they’re certainly experiencing a lot of stress within the overall fiscal and monetary marketplace there. So, the companies are watching their own costs; that puts pressure on your margins.

It, in all honesty, with the exception of the Economic group, where the deal costs tend not to be a big factor, there’s significant pressure across all of our groups in Europe on pricing. And I would not say we have any more pricing power in Europe than any other professional firm. We may be taking share in some areas, but, again, it’s at a lower margin than we would experience literally in the rest of the world.

So, the reason for our caution on margin — and, believe me, it is a major, major initiative here to try to get that European margin up to a level that’s commensurate with the rest of the Company — is Europe. And I think that we’re pleased with the direction of the margin in South America, which is — would mimic the whole Company. We’re pleased with Asia, where we would have a similar experience. North America speaks for itself. The drag on margin is Europe. And Europe, right now, is more of a high single-digit profitability margin. And with the size of our operation in Europe, you can sort of do the math and see how that pulls it down.

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

Randy Reece - Avondale Partners - Analyst

Can you get the domestic versus international revenue mix for the fourth quarter as well as what you assumed in guidance?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Right. This is Roger. We assume roughly the same, because it doesn’t — that’s — while it’s moving more international does not shift that rapidly, other than by some major acquisition. We were essentially about, for the prior year — a little over 25%, 26% international; 75%, 74% US. And I think that held in the fourth quarter as well.

Randy Reece - Avondale Partners - Analyst

So that was — the 26% is full-year ‘12?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

Yes, and that would be our assumption. Again, we expect growth in Latin America and in Asia, but you’re growing off of smaller numbers, and not a lot of growth in Europe.

Randy Reece - Avondale Partners - Analyst

Do you have any (multiple speakers) comment —

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

(multiple speakers) So, overall, if you have growth in the US, you’re going to stay around a 74% to 26%, 73% to 27% mix.

Randy Reece - Avondale Partners - Analyst

Yes. Do you have any comment on headcount trends so far in 2013?

Roger Carlile - FTI Consulting, Inc. - EVP and CFO

I think you would expect to see — generally speaking, in our business, you’d expect to see headcount growth commensurate with revenue growth in each of the segments except Technology, which has a higher component of non-hours-based revenue than the other segments. And I think, for FLC at this time, because they have capacity availability. So they would have — they can have revenue growth that would exceed their headcount growth.

Dennis Shaughnessy - FTI Consulting, Inc. - Chairman of the Board

Yes, in fact, they should, Roger, because we’ve made some significant investments in some senior people in the areas that we pointed out in the press release. So they’re looking to grow into those people. So that should be a positive going forward.

Randy Reece - Avondale Partners - Analyst

Yes. The headcount numbers were very positive versus my expectations. Thank you very much.

FEBRUARY 28, 2013 / 02:00PM GMT, FCN - Q4 2012 FTI Consulting, Inc. Earnings Conference Call

Operator

That does conclude today’s question-and-answer session. At this time, I’d like to turn the conference back over to Mr. Jack Dunn for any additional and/or closing remarks.

Jack Dunn - FTI Consulting, Inc. - President and CEO

Okay. Great. Well, I just want to thank everybody again for joining us. And we’ll look forward to speaking with you as we announce our first-quarter results. Thank you.

Operator

This does conclude today’s conference. We thank you for your participation.

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